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                                                                    EXHIBIT 99.2

                      PRESS RELEASE DATED OCTOBER 20, 1998

Adaptec Appoints Bob Stephens President
Andy Brown Named CFO

Milpitas, Calif. - October 20, 1998 - Adaptec, Inc. today announced the appointment of Bob Stephens, currently chief operating officer since 1995, to the additional position of president. The company also confirmed Andy Brown as chief financial officer. Mr. Brown had been serving as interim CFO since August 1998.

"Bob has been key to managing the company's day to day operations and architecting the restructuring we completed this year," said Interim CEO Larry Boucher. "During his three years at Adaptec, Bob has been a principal asset to the company. His outstanding contributions have allowed Adaptec to maintain its market leadership position."

Stephens, 53, who joined Adaptec in November 1995, is responsible for strategic operations, worldwide sales and marketing, research and development, and manufacturing.

Andy Brown, 39, currently Adaptec's Interim CFO, joined the company in 1988, and has held a variety of financial and management positions including most recently vice president and corporate controller. As CFO, Brown will be responsible for the finance, treasury, and investor relations functions of the business.

"Andy's committed to delivering solid financial results and managing Adaptec's strong balance sheet for our shareholders and institutional investors," said Larry Boucher. "His keen understanding of Adaptec's history and financial operations will be pivotal to our success in the future."

About Adaptec

Adaptec provides bandwidth management technologies for organizations building the global information infrastructure. Its high performance I/O, connectivity, and network products are incorporated into the systems and products of most computer and peripheral manufacturers. Founded in 1981 and headquartered in Milpitas, Calif., Adaptec (NASDAQ: ADPT) employs people worldwide in design, manufacturing, sales, service and distribution. Adaptec's home page is http://www.adaptec.com.

ADAPTEC CONTACTS:
Adam B. Trunkey
(408) 957-6761